EXHIBIT 99

BOSTON BEER REPORTS RECORD THIRD QUARTER
VOLUME, REVENUE AND EARNINGS

      BOSTON, MA (11/7/06) -- The Boston Beer Company, Inc. (NYSE: SAM) achieved third quarter earnings per diluted share of $0.41, a 41% increase over the third quarter 2005. The Company posted third quarter net revenue of $75.9 million, an increase of 20.0% over the same period last year. The net revenue increase in the third quarter was primarily driven by an 18.9% core shipment volume increase. For the nine months ended September 30, 2006, the Company's earnings per diluted share were $1.10, an increase of $0.19 over 2005. Net revenue increased by 22.2% to $212.1 million during the first nine months of 2006 as compared to the same period 2005.

Distributor sales of the Boston Beer brands to retail (depletions) increased approximately 15.0% from the third quarter 2005. Jim Koch, Chairman and Founder of the Company, said, "2006 has been an exciting year for Samuel Adams and the Craft beer category. Samuel Adams is the leading brand in the Craft beer category, which we believe is the fastest growing beer category in the United States. The third quarter 2006 was another quarter of double-digit depletions growth for the Company. I believe that our current "Take Pride in Your Beer" advertising campaign speaks to beer drinkers about the history, authenticity and the quality of the Samuel Adams brand and the unique beers that we brew. I am delighted to find more beer drinkers developing a passion similar to mine for great beer. The continued growth of the Craft category suggests to us that consumers continue to trade up to more full-flavored, richer-tasting beers, and this trend is helped by beer retailers and wholesalers allocating more time and space to the fast growing and profitable Craft category."

Martin Roper, Boston Beer President and CEO, said, "Our depletion growth is strong at approximately 17.0% for the first nine months of this year over the same period last year. We continue to invest in the Samuel Adams brand as appropriate in order to grow the brand along with maintaining our leading position within the growing Craft beer category. Samuel Adams Boston Lager, Sam Adams Light, Samuel Adams Seasonals and Samuel Adams Brewmaster's Collection all showed depletions increases during the first nine months of 2006 over the same period 2005, and growth of the entire Samuel Adams family accelerated slightly in the third quarter 2006. Our Twisted Tea brand growth slowed in the third quarter. Our overall pricing remains healthy, as we have been able to maintain the pricing increases taken in early 2006."

Bill Urich, Boston Beer CFO, added, "Our gross margin for the third quarter 2006 decreased to 57.3% from 59.1% in the third quarter last year, due primarily to increases in packaging materials costs, production costs, utility costs and higher supply chain costs caused by the growth in demand for our beers. Additionally, we have experienced higher production and excise tax costs related to Twisted Tea which are due to changes in federal formulation requirements and regulatory changes in certain states. While we have

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recently seen some slight decreases in fuel costs, most of these various cost pressures are expected to continue through the remainder of 2006."

Mr. Roper, commenting on the full year prospects, said, "Given the current volume trends, we anticipate that 2006 could be a record depletions volume year for the Company, as we project that we will end the year with approximately 15.0% to 17.0% depletions volume growth. However, there is no guarantee that the volume trends will continue in the fourth quarter or in the future. We expect that we will meet our previously communicated 2006 earnings goals, despite the significant cost pressures, the cost of our increased brand support, and the costs associated with our continued evaluation of additional investments in brewery ownership, including the viability of brewery construction in New England. In August, we entered into a purchase and sale agreement for land in Massachusetts as a potential site, and we are in the process of evaluating the costs associated with developing that site. We continue to evaluate our investment in our brands and long term security of supply options, which include brewery ownership and other production capacity alternatives."

3rd Quarter Results

For the 13-week period ended September 30, 2006, the Company recorded net revenue of $75.9 million, a 20.0% increase over the same period in 2005. Net revenue per barrel for core products increased by 0.4%, primarily due to price increases maintained from the first quarter, offset partially by an increase in returns of some specialty product, as well as an increase in state excise tax related to Twisted Tea®, and a slight shift in the package mix from cases to kegs.

Distributor sales of the Boston Beer brands to retail (depletions) totaled approximately 0.4 million barrels, an approximate 15.0% increase from the third quarter 2005. This increase was primarily the result of volume increases in Samuel Adams® Seasonals, Samuel Adams® Brewmaster's Collection and Samuel Adams Boston Lager®. The Company posted double-digit percentage depletion increases on Samuel Adams® Brewmaster's Collection and Seasonal brands. While the Twisted Tea® volume growth slowed in the third quarter, it still posted an increase over the third quarter of 2005.

The Company believes inventories at wholesalers at the end of the third quarter were at appropriate levels.

The Company's recorded net income of $5.9 million or $0.41 per diluted share for the third quarter 2006 increased by $1.7 million or $0.12 per diluted share from the same period last year. The Company recorded stock-based compensation expense of $0.3 million, net of tax effect, or $0.02 per diluted share, in the third quarter of 2006 as a result of the adoption of SFAS No. 123R, Share-Based Payment (SFAS No. 123R). Stock-based compensation expense recorded in the same period in 2005 was insignificant. Gross margin for core products as a percent of net sales decreased to 57.4% from 59.2% in the third quarter of 2005. The decrease in gross margin was due primarily to increases in packaging materials costs, production costs, utility costs and higher supply chain costs

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caused by the growth in demand for the Company's beers. Additionally, the Company has experienced higher production and excise tax related to Twisted Tea®, offset partially by the increase in core brand net revenue. Advertising, promotional and selling expenses for the quarter were up by $3.1 million compared to the same period last year. This increase was primarily a result of increases in freight costs driven by volume, sales force salary and benefit costs, local marketing and promotional costs, and stock compensation costs over the third quarter 2005. General and administrative expenses increased by $1.0 million compared to the same period last year, due to an increase in salary and benefit costs, stock compensation expense, and costs associated with the move of the Company's corporate office in the third quarter of 2006.

Year to Date Results

Core shipment volume for the nine month period ended September 30, 2006 was 1.2 million barrels, an 18.8% increase from the same period in the prior year.

Depletions increased by approximately 17.0% during the first nine months of 2006 compared to the same period last year. The 17.0% year to date growth is attributable to increases throughout the Samuel Adams® and Twisted Tea® brand families.

The Company's recorded net income of $15.7 million, or $1.10 per diluted share for the nine months ended September 30, 2006, increased by $2.4 million, or $0.19 per diluted share, as compared to the same period last year. The Company recorded stock-based compensation expense of $0.9 million, net of tax effect, or $0.06 per diluted share, for the nine months ended September 30, 2006 as a result of the adoption of SFAS No. 123R. Stock-based compensation expense recorded in the same period in 2005 was insignificant. Net revenue per barrel for core products increased by 2.3% during the period primarily because of price increases maintained from the first quarter 2006 and a shift in the product and package mix, offset partially by an increase in returns of a specialty product. Gross margin as a percent of net sales for core products decreased to 58.2% from 60.1% in the same period last year, principally due to increases in packaging materials costs, production costs, utility costs, and higher supply chain costs caused by the growth in demand for the Company's beers. Additionally, the Company has experienced increases in state excise tax related to Twisted Tea® and a shift in product mix, offset partially by the increase in net revenue. Advertising, promotional and selling expenses for the nine months were up by $13.0 million, or 18.1%, compared to the same period last year, primarily due to increases in freight costs driven by volume, increases in sales force salary and benefit costs and stock compensation expense, promotional and advertising expense, point of sale expense, and package redesign expense. General and administrative expenses increased by $3.3 million compared to the same period last year, due to increases in salary and benefit costs, stock compensation expense, consulting expense, insurance expense and costs associated with the move of the Company's corporate office in the third quarter of 2006.

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Other matters

Shipments and orders in-hand suggest that core shipments for the fourth quarter 2006 could be up between 6.0% and 10.0% as compared to the same period in 2005, which was up approximately 14.0% over the fourth quarter 2004. Full year 2006 shipments are expected to be up between 15.0% and 17.0% over full year 2005. Actual shipments may differ, however, and no inferences should be drawn with respect to shipments in future periods. October year-to-date depletions are estimated to be up approximately 17.0% over 2005.

Based on current known information, the Company expects full year 2006 gross margin will be down approximately 2.0% below full year 2005.

The Company now expects 2006 earnings per diluted share to be between $1.16 and $1.26, which includes the impact of stock compensation expense. This earnings range does not include any significant changes in currently expected levels of brand support or any impact for significant changes to the current supply chain strategy.

The Company estimates that its adoption of SFAS No. 123R and the effect of performance-based stock options will impact earnings per diluted share by between $0.07 and $0.11 in 2006, including a $0.06 per diluted share impact through the nine months ended September 30, 2006. The range will depend on the vesting of certain performance-based stock options. Stock compensation expense recognized for the full year 2005 using the intrinsic-value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, impacted diluted earnings per share for 2005 by $0.01.

The Company's ability to attain this earnings growth in 2006 is dependent on current trends continuing for volume, pricing and costs. The Company continues to pursue cost savings initiatives and pricing opportunities, and hopes to preserve its economics to allow for continued investment in support of its brands in order to increase both volume and earnings.

In April 2006, the Company received the anticipated notice from Miller Brewing Company terminating the Company's existing contract relationship with Miller Brewing Company, effective October 31, 2008; the termination is in accordance with the contract and the 2003 arbitration award. While the Company believes that there will be other contract capacity adequate to absorb its production requirements, there is no guarantee that the current economics can be maintained. Accordingly, as previously reported, the Company is assessing the viability of constructing a brewery in the Northeast. Mr. Roper commented, "We have identified a site in Freetown, Massachusetts on which we might be able to construct a brewery to serve our future brewing capacity needs. On August 10, 2006, we signed a purchase and sale agreement for the land; however we are able to terminate this agreement at any time, subject to possible forfeiture of some or all of our initial $300,000 deposit. We are working through an evaluation of this site as well as the required permit process, which we anticipate will be completed by the end of the year or early 2007. We continue our discussions with engineering companies, local municipalities and state officials as we attempt to assess the viability of this site. We

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have revised upward our capacity needs in New England based on healthy Craft category growth, our own growth trends, and higher freight costs, and are now exploring production capacity in excess of 1.0 million barrels of Samuel Adams brand products and Twisted Tea. After further considering our estimated capacity needs, along with more detailed site construction estimates, it now appears that construction of the facility and all equipment costs could be between $130 million and $170 million. In addition, the land acquisition costs, other site specific costs and other startup costs could be between $25 million and $40 million. The cost will ultimately depend on the final specifications, including, but not limited to, initial capacity and capabilities, expansion potential and site specific costs. We are evaluating this potential investment in brewery ownership along with other supply strategies to determine which investments are appropriate for the Company, given the growth of the Craft beer category and known and unknown risks in supply chain alternatives."

Mr. Urich added, "We are also evaluating financing options for the potential new brewery investment and are confident that we will be able to secure financing sources sufficient to meet our requirements."

The Company currently estimates total capital expenditures in 2006 to be between $7.0 and $10.0 million, exclusive of investments made in support of a possible new brewery. This estimate could change significantly based on the ultimate outcome of the Company's evaluation of its long-term production strategy.

During the three months ended September 30, 2006, the Company repurchased less than 1,000 shares of its Class A Common Stock. Through November 6, 2006, the Company has repurchased a cumulative total of approximately 7.8 million shares of its Class A Common Stock for an aggregate purchase price of $92.6 million, and had $7.4 million remaining on the $100.0 million share buyback expenditure limit set by the Board of Directors. As of November 6, 2006, the Company had 9.9 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company is America's leading brewer of handcrafted, full-flavored beers. Founder and Brewer, Jim Koch, brews Samuel Adams® beers using the time-honored, traditional four-vessel brewing process, and the world's finest all-natural ingredients. With over 18 distinctive, award-winning styles of beer, Samuel Adams offers discerning beer drinkers a variety of brews. The brewery has won more awards in international beer-tasting competitions in the last five years than any other brewery in the world. Samuel Adams Brewery is an independent brewery and has half of a percent of the domestic beer market. Forbes magazine named The Boston Beer Company to its annual list of America's 200 Best Small Companies in 2006. The Company's flagship brand, Samuel Adams Boston Lager®, is brewed using the same recipe and processes that Jim Koch's great-great grandfather used in the mid 1800s. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information, visit www.samueladams.com or visit www.bostonbeer.com for financial information.

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Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's report on Form 10-K for the years ended December 31, 2005 and December 25, 2004. Copies of these documents may be found on the Company's website, www.bostonbeer.com or obtained by contacting the Company or the SEC.

Tuesday, November 7, 2006

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THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
Financial Results
(In thousands, except per share data)

Operating Results:
(unaudited)		(unaudited)
Three Months Ended		Nine Months Ended

September 30,	September 24,	September 30,	September 24,
2006	2005	2006	2005

Barrels sold	432	359	1,196	992

Revenue	$83,864	$69,743	$234,237	$191,863
Less excise taxes	7,997	6,533	22,149	18,311

Net revenue	75,867	63,210	212,088	173,552
Cost of goods sold	32,397	25,838	88,888	69,416

Gross profit	43,470	37,372	123,200	104,136
Operating expenses:
Advertising, promotional and selling expenses	29,913	26,816	84,659	71,697
General and administrative expenses	5,374	4,353	15,681	12,372

Total operating expenses	35,287	31,169	100,340	84,069

Operating income	8,183	6,203	22,860	20,067
Other income, net:
Interest income, net	874	425	2,173	1,205
Other income, net	271	175	502	393

Income before provision for income taxes	9,328	6,803	25,535	21,665
Provision for income taxes	3,420	2,616	9,820	8,372

Net income	$ 5,908	$ 4,187	$ 15,715	$ 13,293

Net income per common share - basic	$ 0.43	$ 0.30	$ 1.13	$ 0.94

Net income per common share - diluted	$ 0.41	$ 0.29	$ 1.10	$ 0.91

Weighted-average number of common
shares - basic	13,865	14,070	13,880	14,201

Weighted-average number of common
shares - diluted	14,351	14,437	14,330	14,580

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com

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Consolidated Balance Sheets:
(in thousands, except share data)
	(unaudited)
	September 30,	December 31,
	2006	2005

Assets
Current Assets:
Cash and cash equivalents	$56,896	$41,516
Short-term investments	18,629	22,425
Accounts receivable, net of allowance for doubtful accounts
of $220 and $116 as of September 30, 2006 and December
31, 2005, respectively	18,887	9,534
Inventories	15,768	13,649
Prepaid expenses and other assets	2,750	1,236
Deferred income taxes	829	829

Total current assets	113,759	89,189

Property, plant and equipment, net	30,707	26,525
Other assets	1,853	1,963
Goodwill	1,377	1,377

Total assets	$147,696	$119,054

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$14,117	$11,378
Accrued expenses	25,108	17,361

Total current liabilities	39,225	28,739

Deferred income taxes	2,390	2,390
Other liabilities	3,268	1,946

Total liabilities	44,883	33,075

Commitments and Contingencies

Stockholders' Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares
authorized; 9,901,168 and 9,814,457 issued and
outstanding as of September 30, 2006 and December 31,
2005, respectively	99	98
Class B Common Stock, $.01 par value; 4,200,000 shares
authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	76,860	70,808
Unearned compensation	-	(353)
Accumulated other comprehensive loss, net of tax	(196)	(196)
Retained earnings	26,009	15,581

Total stockholders' equity	102,813	85,979

Total liabilities and stockholders' equity	$147,696	$119,054

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Consolidated Statements of Cash Flows:
(in thousands)
	(unaudited)
	Nine Months Ended

	September 30,	September 24,
	2006	2005

Cash flows provided by operating activities:
Net income
Adjustments to reconcile net income to net cash provided by
operating activities:	$15,715	$13,293
Depreciation and amortization	3,601	3,198
Gain on disposal of property, plant and equipment	(14)	(6)
Bad debt expense (recovery)	135	(148)
Stock-based compensation expense	1,409	108
Deferred income taxes	-	280
Excess tax benefit from stock-based compensation
arrangements	(1,425)	853
Purchases of trading securities	(30,929)	(3,550)
Proceeds from sale of trading securities	34,725	3,300
Changes in operating assets and liabilities:
Accounts receivable	(9,488)	(1,464)
Inventories	(2,120)	109
Prepaid expenses and other assets	(1,417)	(433)
Accounts payable	2,739	1,565
Accrued expenses	9,172	4,293
Other liabilities	1,322	(48)

Net cash provided by operating activities	23,425	21,350

Cash flows used in investing activities:
Purchases of property, plant and equipment	(7,704)	(10,950)
Proceeds from disposal of property, plant and equipment	42	14

Net cash used in investing activities	(7,662)	(10,936)

Cash flows used in financing activities:
Repurchase of Class A common stock	(5,288)	(10,854)
Proceeds from exercise of stock options	3,332	1,821
Excess tax benefit from stock-based compensation
arrangements	1,425	-
Net proceeds from sale of investment shares	148	221

Net cash used in financing activities	(383)	(8,812)

Change in cash and cash equivalents	15,380	1,602

Cash and cash equivalents at beginning of year	41,516	35,794

Cash and cash equivalents at end of period	$56,896	$37,396

Supplemental disclosure of cash flow information:
Income taxes paid	$5,231	$6,134

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